Exhibit 99.1

Gran Tierra Energy Inc. Announces 2019 Year-End Reserves and Operational Update

•	Achieved 200% 1P Reserves and 101% 2P Reserves Replacement
•	Added 25.3 MMBOE of 1P Reserves Primarily in the Company's Four Core Assets Under Waterflood
•	Increased 2P Net Asset Value per Share to $6.28 Before Tax and $4.54 After Tax

CALGARY, Alberta – January 28, 2020 – Gran Tierra Energy Inc. ("Gran Tierra" or the "Company") (NYSE American:GTE)(NYSE MKT:GTE)(TSX:GTE)(LSE:GTE), a company focused on oil exploration and production in Colombia and Ecuador, today announced the Company's 2019 year-end reserves as evaluated by the Company's independent qualified reserves evaluator McDaniel & Associates Consultants Ltd. ("McDaniel") in a report with an effective date of December 31, 2019 (the "GTE McDaniel Reserves Report") and an operational update.

All dollar amounts are in United States ("U.S.") dollars and all reserves and production volumes are on a working interest before royalties ("WI") basis. Production is expressed in barrels ("bbl") of oil per day ("bopd") or bbl of oil equivalent ("boe") per day ("boepd"), while reserves are expressed in bbl, boe or million boe ("MMBOE"), unless otherwise indicated. All reserves values, future net revenue and ancillary information contained in this press release have been prepared by McDaniel and calculated in compliance with Canadian National Instrument 51-101 – Standards of Disclosure for Oil and Gas Activities (“NI 51-101”) and the Canadian Oil and Gas Evaluation Handbook ("COGEH") and derived from the GTE McDaniel Reserves Report, unless otherwise expressly stated. The following reserves categories are discussed in this press release: Proved ("1P"), 1P plus Probable ("2P") and 2P plus Possible ("3P").

Commenting on Gran Tierra's 2019 year-end reserves, operational update and future plans, Gary Guidry, President and Chief Executive Officer of Gran Tierra, said: “The last three years have been transformational for Gran Tierra, as we have focused the Company on long life, low decline oil assets under waterflood. During this time, we invested a significant amount of capital, predominately in the Acordionero field, and acquired additional WI in and operatorship of the Suroriente Block. This large capital investment is now behind us. With our strategy, we have positioned the Company for significant potential free cash flow1 generation in all reserve cases, by materially advancing our waterflooding efforts in our four core assets. We believe Gran Tierra's assets are truly world-class, showing waterflood response, low decline rates, and requiring minimal capital expenditures going forward. As a result of our focused 2019 activity, all of these assets realized material reserves growth. In 2020, we have elected to reduce capital expenditures relative to 2019 levels, in order to emphasize free cash flow1 generation, rather than significant production growth. We forecast 2020 average production of 35,500 to 37,500 boepd for the Company."

Highlights

2019 Year-End Reserves and Values

		Net Present Value at 10% Discount		Net Asset Value Per Share at 10% Discount
Reserves	Reserves	Before Tax	After Tax	Before Tax	After Tax
Category	MMBOE	$ million	$ million	$/share[2]	$/share[3]
1P	79	1,546	1,298	2.55	1.88
2P	142	2,914	2,276	6.28	4.54
3P	186	3,815	2,896	8.73	6.23

•	Realized material 1P reserves growth across the Company's four core assets as a result of waterflooding

•	Achieved 1P reserves replacement of 200% with 1P reserves additions of 25.3 MMBOE, with 1P NPV10 before tax increasing 15% from 2018 year-end, despite a decrease in McDaniel forecast price assumptions

•	Acordionero, Suroriente, Costayaco and Moqueta now represent 83% of Gran Tierra's 1P reserves

•	Significant increase in 1P reserves of 15.3 MMBOE at Acordionero due to waterflood performance

•	Proved Developed Producing reserves account for 51% of 1P reserves and 1P reserves account for 55% of 2P reserves, demonstrating the potential stability of the Company's reserves base

•	Optimized waterflood performance and development plan in Suroriente led to strong accelerated reserves gains

•	Gran Tierra's mature waterflood assets, Costayaco and Moqueta, continued to grow and deliver value, adding 4.1 MMBOE in 2P reserves

•	Future development costs ("FDC") are forecast to be $386 million for 1P reserves and $566 million for 2P reserves

•	Realized a 17% increase in 2P reserve life index to 12 years and a 38% increase in 1P reserve life index to 7 years

Gary Guidry, President and Chief Executive Officer of Gran Tierra, further commented: "In the GTE McDaniel Reserves Report, Gran Tierra's assets are forecast to generate free cash flow1 after development expenditures and taxes over the next five years of approximately $1.4 billion for 1P reserves, $2.1 billion for 2P reserves and $2.5 billion for 3P reserves. After adjusting for internally forecast general and administrative ("G&A") costs and interest4, the free cash flow1 potential over the next five years is approximately $1.1 billion for 1P reserves and $1.8 billion for 2P reserves. At a more conservative forecast Brent oil price flat at $60/bbl, the free cash flow1 based on 2P reserves, after development expenditures and taxes, and internally forecast interest and G&A costs is projected to be approximately $1.4 billion over the next five years.

Our most exciting accomplishment in 2019 has been the full implementation and growth of our waterflood in the Acordionero field in Colombia's Middle Magdalena Valley Basin. Our 2019 capital program focused on Acordionero and achieved 1P reserves growth of 59%, which was a 15.2 MMBOE increase from 2018 year-end, and represented 241% 1P reserves replacement at this best in class asset. Acordionero is forecast to generate approximately $1.2 billion of free cash flow1 over the next five years and to have a December 31, 2019, 2P net present value ("NPV") discounted at 10% ("NPV10") before tax of $1.8 billion.

Along with the growth and success at Acordionero, the Suroriente Block in Colombia's Putumayo Basin has proven itself to be an important acquisition with respect to value creation. After consolidating our WI in Suroriente in first quarter 2019, as well as assuming operatorship of this key block, Gran Tierra began a rigorous campaign to increase water injection and optimize the waterflood through existing wells. By increasing injection by more than 50% to over 21,000 bbl water injected per day (100% gross basis) within months of taking over operatorship of Suroriente, Gran Tierra demonstrated the large unrealized potential in this block, with minimal capital expenditure while growing WI oil production by 24% to 4,100 bopd by the end of 2019. Through these efforts, we achieved incremental WI reserves additions of 3 MMBOE (1P), 4 MMBOE (2P) and 3 MMBOE (3P), excluding the effects of acquiring additional working interest. This asset is forecast to generate free cash flow1 of $328 million over the next five years.

We continue to see growth and positive results in our two mature Putumayo waterflood assets, Costayaco and Moqueta. During 2019, Gran Tierra focused efforts on identifying unswept oil areas and optimizing the waterfloods in both of these assets. Guided by reservoir simulation models, the Company executed a successful waterflood optimization and infill development drilling campaign which resulted in new high oil cut producing wells and 2019 reserves additions for these assets of 3 MMBOE (1P) and 4 MMBOE (2P). We believe that the continued success of these mature waterfloods is indicative of the exciting future for the growth and significant cash flow potential which may exist in our early stage waterflood assets at Acordionero and Suroriente.

We are excited and pleased that Gran Tierra has taken the appropriate steps to not only demonstrate the extraordinary value which sits within our portfolio, but that we have secured a low risk path to capture this value in the near term through waterflooding. This strategy allows us to generate significant cash flow for a strong balance sheet, shareholder returns and reinvestment.

We believe that Gran Tierra now has visible near-term free cash flow1 from our existing asset base beginning in 2020, even after funding a modest discretionary exploration program from our world-class exploration portfolio planned for this year.”

Operational Update

•	Average production for 2019 was 34,817 boepd, consistent with the latest guidance of 34,800 to 35,000 boepd for 2019

•	Gran Tierra commenced its 2020 12 to 14 well drilling program at Acordionero in early January 2020:

◦	The results for the first two wells met expectations in terms of the reservoir encountered and costs to drill

◦	The first oil well drilled, the AC- 55, has recently commenced production and during January 27, 2020, produced at a rate of 528 bopd, with a water cut of 12% and gas-oil ratio of 140 standard cubic feet per bbl

◦	The AC-55's water cut has been falling steadily as the well continues to clean up on electric submersible pump

◦	The AC-55 also set a new field record for least amount of time between spud to on-production date of 15 days

•	Snubbing unit operations at the Ayombero 2 and 3 wells have made significant progress in setting up the two wells for future operations; wellbore strings in the cased portions of the wells were both recovered successfully; next, the snubbing unit will be moving to the Chuira 1 well to commence wellbore recovery operations

•	The five well Putumayo development drilling program is projected to commence in late February 2020 at Cohembi and Costayaco; four of the wells are targeting well-developed waterflooded horizons, the fifth well will be a horizontal producer targeting the less developed M2 Limestone at Costayaco

•	The Cocona-1 exploration well was spud on the PUT-1 Block on November 27, 2019; the well was drilled to an intermediate casing point at a depth 6,741 feet; during the cementing operation, the casing parted at 766 feet; to ensure the well objective was not compromised, the original wellbore was abandoned

•	The Cocona-2 exploration well was then spud on December 22, 2019, from a second cellar at the same pad site as the Cocona-1; Cocona-2 is an appraisal drill of the fractured A Limestone play trend, and the additional oil zones which were successfully encountered in the Vonu-1 exploration well

•	Cocona-2 has been drilled through the target formations to a planned total depth of 10,603 feet; currently well operations have been suspended, due to mechanical failure associated with the drilling rig; based on encouraging results in the N Sand, A Limestone and U Sand from logging while drilling and cuttings analysis, the well is expected to be put on production test by the end of first quarter 2020

Future Net Revenue

Future net revenue reflects McDaniel’s forecast of revenue estimated using forecast prices and costs, arising from the anticipated development and production of reserves, after the deduction of royalties, operating costs, development costs and abandonment and reclamation costs but before consideration of indirect costs such as administrative, overhead and other miscellaneous expenses. The estimate of future net revenue below does not necessarily represent fair market value.

	Consolidated Properties at December 31, 2019
	Proved (1P) Total Future Net Revenue ($ million)
	Forecast Prices and Costs
Years	Sales Revenue	Total Royalties	Operating Costs	Future Development Capital	Abandonment and Reclamation Costs	Future Net Revenue Before Future Taxes	Future Taxes	Future Net Revenue After Future Taxes*
2020-2024 (5 Years)	3,391	(486)	(914)	(385)	(2)	1,604	(210)	1,394
Remainder	1,419	(163)	(688)	(1)	(60)	507	(143)	364
Total (Undiscounted)	4,810	(649)	(1,602)	(386)	(62)	2,111	(353)	1,758
Total (Discounted @ 10%)	3,446	(481)	(1,051)	(346)	(23)	1,545	(247)	1,298

	Consolidated Properties at December 31, 2019
	Proved Plus Probable (2P) Total Future Net Revenue ($ million)
	Forecast Prices and Costs
Years	Sales Revenue	Total Royalties	Operating Costs	Future Development Capital	Abandonment and Reclamation Costs	Future Net Revenue Before Future Taxes	Future Taxes	Future Net Revenue After Future Taxes*
2020-2024 (5 Years)	4,844	(686)	(1,056)	(566)	(1)	2,535	(472)	2,063
Remainder	4,168	(562)	(1,299)	(1)	(75)	2,231	(59)	2,172
Total (Undiscounted)	9,012	(1,248)	(2,355)	(567)	(76)	4,766	(531)	4,235
Total (Discounted @ 10%)	5,580	(780)	(1,371)	(496)	(19)	2,914	(638)	2,276

	Consolidated Properties at December 31, 2019
	Proved Plus Probable Plus Possible (3P) Total Future Net Revenue ($ million)
	Forecast Prices and Costs
Years	Sales Revenue	Total Royalties	Operating Costs	Future Development Capital	Abandonment and Reclamation Costs	Future Net Revenue Before Future Taxes	Future Taxes	Future Net Revenue After Future Taxes*
2020-2024 (5 Years)	5,822	(830)	(1,186)	(675)	(1)	3,130	(659)	2,471
Remainder	5,992	(871)	(1,795)	(1)	(82)	3,243	(953)	2,290
Total (Undiscounted)	11,814	(1,701)	(2,981)	(676)	(83)	6,373	(1,612)	4,761
Total (Discounted @ 10%)	7,072	(1,013)	(1,645)	(581)	(18)	3,815	(918)	2,897

*The after-tax net present value of the Company's oil and gas properties reflects the tax burden on the properties on a stand-alone basis. It does not consider the corporate tax situation, or tax planning. It does not provide an estimate of the value at the Company level which may be significantly different. The Company's financial statements. when available for the year ended December 31, 2019, should be consulted for information at the Company level.

Total Company WI Reserves

The following table summarizes Gran Tierra’s NI 51-101 and COGEH compliant reserves in Colombia derived from the GTE McDaniel Reserves Report calculated using forecast oil and gas prices and costs.

	Light and Medium Crude Oil	Heavy Crude Oil	Conventional Natural Gas	2019 Year-End
Reserves Category	Mbbl*	Mbbl*	MMcf**	MBOE***
Proved Developed Producing	22,119	17,948	1,061	40,244
Proved Developed Non-Producing	3,182	—	—	3,182
Proved Undeveloped	10,714	24,313	950	35,185
Total Proved	36,015	42,261	2,011	78,611
Total Probable	24,328	39,230	1,436	63,797
Total Proved plus Probable	60,343	81,491	3,447	142,408
Total Possible	21,499	21,854	1,581	43,617
Total Proved plus Probable plus Possible	81,842	103,345	5,028	186,025

*Mbbl (thousand barrels of oil).

**MMcf (million cubic feet).

***MBOE (thousand BOE).

NPV Summary

Gran Tierra's reserves were evaluated using McDaniel's commodity price forecasts at January 1, 2020. It should not be assumed that the NPV of cash flow estimated by McDaniel represents the fair market value of the reserves.

Total Company	Discount Rate
($ millions)	0%	5%	10%	15%	20%
Before tax
Proved Developed Producing	1,053	955	874	806	749
Proved Developed Non-Producing	58	46	38	32	27
Proved Undeveloped	999	787	634	520	433
Total Proved	2,110	1,788	1,546	1,358	1,209
Total Probable	2,657	1,849	1,368	1,061	853
Total Proved plus Probable	4,767	3,637	2,914	2,419	2,062
Total Possible	1,605	1,180	901	709	573
Total Proved plus Probable plus Possible	6,372	4,817	3,815	3,128	2,635
After tax
Proved Developed Producing	967	872	795	730	676
Proved Developed Non-Producing	46	37	30	25	21
Proved Undeveloped	744	588	473	387	321
Total Proved	1,757	1,497	1,298	1,142	1,018
Total Probable	1,894	1,321	978	756	606
Total Proved plus Probable	3,651	2,818	2,276	1,898	1,624
Total Possible	1,109	815	621	487	392
Total Proved plus Probable plus Possible	4,760	3,633	2,897	2,385	2,016

Total Company WI Reserves Reconciliation

	Proved	Proved plus Probable	Proved plus Probable plus Possible
	MBOE	MBOE	MBOE
December 31, 2018	66,004	142,300	204,138
Extensions	6,965	10,815	14,477
Technical Revisions	14,977	(4,275)	(29,971)
Discoveries	123	166	251
Acquisitions	3,882	7,224	10,903
Economic Factors	(613)	(1,095)	(1,046)
Production	(12,727)	(12,727)	(12,727)
December 31, 2019	78,611	142,408	186,025

Reserve Life Index

2019*
Total Proved	7
Total Proved plus Probable	12
Total Proved plus Probable plus Possible	15

*Calculated using average fourth quarter 2019 WI production of 32,924 boepd.

Future Development Costs

FDC reflects McDaniel's best estimate of what it will cost to bring the proved undeveloped and probable reserves on production. Changes in forecast FDC occur annually as a result of development activities, acquisition and disposition activities, and changes in capital cost estimates based on improvements in well design and performance, as well as changes in service costs. FDC for total 2P Colombia reserves decreased to $566 million at year-end 2019 from $575 million at year-end 2018. The decrease in FDC in 2019 was predominantly attributed to costs incurred in 2019 to develop the following properties: Acordionero, Moqueta, and Costayaco.

($ millions)	Total Proved	Total Proved Plus Probable
2020	155	174
2021	187	256
2022	36	101
2023	7	34
2024	—	—
Remainder	1	1
Total (undiscounted)	386	566

($) millions	Proved	Proved plus Probable	Proved plus Probable plus Possible
Acordionero	128	128	128
Suroriente	49	81	86
Chaza Block (Costayaco & Moqueta)	69	93	101
Other	140	264	361
Total FDC Costs (undiscounted)	386	566	676

*See "Disclosure of Oil and Gas Information - Oil and Gas Metrics"

Forecast prices

The pricing assumptions used in estimating NI 51-101 and COGEH compliant reserves data disclosed above with respect to net present values of future net revenue are set forth below. The price forecasts are based on McDaniel’s standard price forecast effective January 1, 2020 and 2019. McDaniel is an independent qualified reserves evaluator and auditor pursuant to NI 51-101.

	Brent Crude Oil	WTI Crude Oil
Year	$US/bbl	$US/bbl
	January 1, 2020	January 1, 2020
2020	$67.00	$61.00
2021	$67.83	$63.24
2022	$69.19	$65.55
2023	$70.57	$67.39
2024	$71.98	$68.73

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated in the United States, trading on the NYSE American (GTE), the Toronto Stock Exchange (GTE) and the London Stock Exchange (GTE), and operating in South America. Gran Tierra holds interests in producing and prospective properties in Colombia and prospective properties in Ecuador. Gran Tierra has a strategy that focuses on establishing a portfolio of producing properties, plus production enhancement and exploration opportunities to provide a base for future growth.

Gran Tierra's Securities and Exchange Commission filings are available on the SEC website at www.sec.gov and on SEDAR at www.sedar.com.

Contact Information

For investor and media inquiries please contact:

Gary Guidry, Chief Executive Officer

Ryan Ellson, Executive Vice President & Chief Financial Officer

Rodger Trimble, Vice President, Investor Relations

Tel: +1.403.265.3221

For more information on Gran Tierra please go to: www.grantierra.com.

1 Free cash flow is not a defined term under generally accepted accounting principles in the United States of America ("GAAP") and is called future net revenue in the GTE McDaniel Reserves Report. The non-GAAP term of free cash flow, after development expenditures and taxes over the next five years, reconciles to the nearest GAAP term of oil and gas sales, which is called sales revenue in the GTE McDaniel Reserves Report. Refer to "Future Net Revenue" in this press release for the reconciliations between sales revenue and future net revenue. Gran Tierra is unable to provide a quantitative reconciliation of free cash flow after development expenditures and taxes, as adjusted for forecast G&A costs, over the next five years, a quantitative reconciliation of free cash flow after development expenditures, taxes, interest and G&A costs over the next five years or a quantitative reconciliation of free cash flow over the next five years generated from each of Acordionero and Suroriente to its most directly comparable forward-looking GAAP measure because management cannot reliably predict certain of the necessary components of such forward-looking GAAP measure. Gran Tierra is also unable to provide forward-looking oil and gas sales, the GAAP measures most directly comparable to such measures of free cash flow, due to the impracticality of quantifying certain components required by GAAP as a result of the inherent volatility in the value of certain financial instruments held by the Company and the inability to quantify the effectiveness of commodity price derivatives used to manage the variability in cash flows associated with the forecast sale of its oil production and changes in commodity prices. Refer to "Oil and Gas Metrics" in this press release for a description of how this non-GAAP measure is calculated.

2 Based on December 31, 2019 before tax NPV10 of $1.5 billion for 1P reserves, $2.9 billion for 2P reserves, and $3.8 billion for 3P reserves, minus estimated year-end 2019 net debt of $610 million, [comprised of working capital surplus of $108 million, senior notes of $600 million (gross), and reserves-based credit facility of $118 million (gross)], divided by the number of shares of Gran Tierra's common stock issued and outstanding at December 31, 2019 of 367.0 million, respectively. Estimated net working capital and debt at December 31, 2019, prepared in accordance with GAAP.

3 Based on December 31, 2019 after NPV10 of $1.3 billion for 1P reserves, $2.3 billion for 2P reserves, and $2.9 billion for 3P reserves, minus estimated year-end 2019 net debt of $610 million, [comprised of working capital surplus of $108 million, senior notes of $600 million (gross), and reserves-based credit facility of $118 million (gross)], divided by the number of shares of Gran Tierra's common stock issued and outstanding at December 31, 2019 of 367.0 million, respectively. Estimated net working capital and debt at December 31, 2019, prepared in accordance with GAAP.

4 Internally forecast G&A costs of $170 million and interest of $126 million in each case.

FORWARD LOOKING STATEMENTS ADVISORY

This press release contains opinions, forecasts, projections, and other statements about future events or results that constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and financial outlook and forward looking information within the meaning of applicable Canadian securities laws (collectively, "forward-looking statements"). Such forward-looking statements include, but are not limited to, the Company’s strategies, operations including planned operations and developments, ability to fund the Company's exploration program over a period of time, infrastructure schedules, waterflood plans, growth of referenced reserves, forecast prices, five-year expected oil and gas sales and free cash flow and net revenue, estimated recovery factors and production growth.

The forward-looking statements contained in this press release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, that Gran Tierra will continue to conduct its operations in a manner consistent with its current expectations, the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates), rig availability, the effects of drilling down-dip, the effects of waterflood and multi-stage fracture stimulation operations, the extent and effect of delivery disruptions, and the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions including in areas of potential expansion, and the ability of Gran Tierra to execute its current business and operational plans in the manner currently planned. Gran Tierra believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

Among the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements in this press release are: sustained or future declines in commodity prices and potential resulting future impairments and reductions in proved and probable reserve quantities and value; Gran Tierra's operations are located in South America, and unexpected problems can arise due to guerrilla activity; technical difficulties and operational difficulties may arise which impact the production, transport or sale of our products; geographic, political and weather conditions can impact the production, transport or sale of our products; the risk that current global economic and credit conditions may impact oil prices and oil consumption more than Gran Tierra currently predicts; the ability of Gran Tierra to execute its business plan; the risk that unexpected delays and difficulties in developing currently owned properties may occur; the timely receipt of regulatory or other required approvals for our operating activities; the failure of exploratory drilling to result in commercial wells; unexpected delays due to the limited availability of drilling equipment and personnel; the risk that oil prices could continue to decline or be volatile, or current global economic and credit market conditions may impact current oil prices or expectations regarding future oil prices and oil consumption, which could cause Gran Tierra to further modify its strategy and capital spending program; and the risk factors detailed from time to time in Gran Tierra’s periodic reports filed with the Securities and Exchange Commission, including, without limitation, under the caption " Risk Factors" in Gran Tierra's Annual Report on Form 10-K filed February 27, 2019 (as amended April 16, 2019) and its other filings with the SEC. These filings are available on the SEC website at http://www.sec.gov and on SEDAR at www.sedar.com. Guidance is uncertain, particularly when given over extended periods of time, and results may be materially different. Although the current capital spending program and long term strategy of Gran Tierra is based upon the current expectations of the management of Gran Tierra, should any one of a number of issues arise, Gran Tierra may find it necessary to alter its business strategy and/or capital spending program and there can be no assurance as at the date of this press release as to how those funds may be reallocated or strategy changed and how that would impact Gran Tierra's results of operations and financing position.

Statements relating to “reserves” are also deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, including that the reserves described can be profitably produced in the future.

All forward-looking statements are made as of the date of this press release and the fact that this press release remains available does not constitute a representation by Gran Tierra that Gran Tierra believes these forward-looking statements continue to be true as of any subsequent date. Actual results may vary materially from the expected results expressed in forward-looking statements. Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities laws. Gran Tierra’s forward-looking statements are expressly qualified in their entirety by this cautionary statement.

The estimates of future production, free cash flow after adjusting for internally forecast G&A and interest and certain expenses may be considered to be future-oriented financial information or a financial outlook for the purposes of applicable Canadian securities laws. Financial outlook and future oriented financial information contained in this press release about prospective financial performance, financial position or cash flows are based on assumptions about future events, including economic conditions and proposed courses of action, based on management’s assessment of the relevant information currently available, and to become available in the future. In particular, this press release contains projected operational and financial information for 2020 and for the next five years to allow readers to assess the Company’s ability to fund its programs. These projections contain forward-looking statements and are based on a number of material assumptions and factors set out above. Actual results may differ significantly from the projections presented herein. The actual results of Gran Tierra’s operations for any period could vary from the amounts set forth in these projections, and such variations may be material. See above for a discussion of the risks that could cause actual results to vary. The future-oriented financial information and financial outlooks contained in this press release have been approved by management as of the date of this press release. Readers are cautioned that any such financial outlook and future-oriented financial information contained herein should not be used for purposes other than those for which it is disclosed herein. The Company and its management believe that the prospective financial information has been prepared on a reasonable basis, reflecting management’s best estimates and judgments, and represent, to the best of management’s knowledge and opinion, the Company’s expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.

Non-GAAP Measures

This press release includes non-GAAP measures which do not have a standardized meaning under GAAP. Investors are cautioned that these measures should not be construed as alternatives to net loss or other measures of financial performance as determined in accordance with GAAP. Gran Tierra's method of calculating these measures may differ from other companies and, accordingly, they may not be comparable to similar measures used by other companies.

Unaudited Financial Information

Certain financial and operating results included in this press release, including debt, net debt, working capital, capital expenditures, and production information, are based on unaudited estimated results. These estimated results are subject to change upon completion of the Company's audited financial statements for the year ended December 31, 2019, and changes could be material. Gran Tierra anticipates filing its audited financial statements and related management's discussion and analysis for the year ended December 31, 2019 on or before February 27, 2020.

DISCLOSURE OF OIL AND GAS INFORMATION

Gran Tierra's Statement of Reserves Data and Other Oil and Gas Information on Form 51-101F1 dated effective as at December 31, 2019, which will include further disclosure of its oil and gas reserves and other oil and gas information in accordance with NI 51-101 forming the basis of this press release, will be available on SEDAR at www.sedar.com on or before February 27, 2020.

Estimates of net present value and future net revenue contained herein do not necessarily represent fair market value. Estimates of reserves and future net revenue for individual properties may not reflect the same level of confidence as estimates of reserves and future net revenue for all properties, due to the effect of aggregation. There is no assurance that the forecast price and cost assumptions applied by McDaniel in evaluating Gran Tierra’s reserves will be attained and variances could be material.

All evaluations of future net revenue contained in the GTE McDaniel Reserves Report are after the deduction of royalties, operating costs, development costs, production costs and abandonment and reclamation costs but before consideration of indirect costs such as administrative, overhead and other miscellaneous expenses. It should not be assumed that the estimates of future net revenues presented in the in this press release represent the fair market value of the reserves. There are numerous uncertainties inherent in estimating quantities of crude oil, reserves and the future cash flows attributed to such reserves. The reserve and associated cash flow information set forth in the GTE McDaniel Reserves Report are estimates only.

BOEs have been converted on the basis of six thousand cubic feet (“Mcf”) natural gas to 1 barrel of oil. BOEs may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf: 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 bbl would be misleading as an indication of value.

References to a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume. Well test results should be considered as preliminary and not necessarily indicative of long-term performance or of ultimate recovery. Well log interpretations indicating oil and gas accumulations are not necessarily indicative of future production or ultimate recovery. If it is indicated that a pressure transient analysis or well-test interpretation has not been carried out, any data disclosed in that respect should be considered preliminary until such analysis has been completed.

Definitions

Proved reserves are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves.

Probable reserves are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.

Possible reserves are those additional reserves that are less certain to be recovered than Probable reserves. There is a 10% probability that the quantities actually recovered will equal or exceed the sum of Proved plus Probable plus Possible reserves.

Certain terms used in this press release but not defined are defined in NI 51-101, CSA Staff Notice 51-324 - Revised Glossary to NI 51-101 Standards of Disclosure for Oil and Gas Activities (“CSA Staff Notice 51-324”) and/or the COGEH and, unless the context otherwise requires, shall have the same meanings herein as in NI 51-101, CSA Staff Notice 51-324 and the COGEH, as the case may be.

Oil and Gas Metrics

This press release contains a number of oil and gas metrics, including free cash flow, NAV per share, reserve life index, reserves per share and reserves replacement, which do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies and should not be used to make comparisons. Such metrics have been included herein to provide readers with additional measures to evaluate the Company's performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.

•	Before tax and after tax free cash flow are non-GAAP terms and are called before tax and after tax future net revenue, respectively, in the GTE McDaniel Reserves Report. The non-GAAP term of before tax free cash flow reconciles to the nearest GAAP term of oil and gas sales, which is called sales revenue in the GTE McDaniel Reserves Report. Before tax future net revenue is calculated by McDaniel by subtracting total royalties, operating costs, future development capital, abandonment and reclamation costs from sales revenue. After tax free cash flow is calculated by McDaniel by subtracting future taxes from before tax future net revenue. Refer to "Future Net Revenue" in this press release for the applicable reconciliation. Management uses free cash flow as a measure of the Company's ability to fund its exploration program.

•	NAV per share is calculated as NPV discounted at 10% (before or after tax, as applicable) minus estimated net debt, divided by the number of shares of Gran Tierra's common stock issued and outstanding. Management uses NAV per share as a measure of the relative change of Gran Tierra's net asset value over its outstanding common stock over a period of time.

•	Reserve life index is calculated as reserves in the referenced category divided by the referenced estimated Colombia production. Management uses this measure to determine how long the booked reserves will last at current production rates if no further reserves were added.

•	Reserve per share is calculated as reserves in the referenced category divided by number of shares of Gran Tierra's common stock issued and outstanding as at December 31, 2019. Management uses this measure to determine the relative change of its reserve base over its outstanding common stock over a period of time.

•	Reserves replacement is calculated as reserves in the referenced category divided by estimated referenced production. Management uses this measure to determine the relative change of its reserve base over a period of time.

Disclosure of Reserve Information and Cautionary Note to U.S. Investors

Unless expressly stated otherwise, all estimates of proved, probable and possible reserves and related future net revenue disclosed in this press release have been prepared in accordance with NI 51-101. Estimates of reserves and future net revenue made in accordance with NI 51-101 will differ from corresponding estimates prepared in accordance with applicable U.S. Securities and Exchange Commission (“SEC”) rules and disclosure requirements of the U.S. Financial Accounting Standards Board (“FASB”), and those differences may be material. NI 51-101, for example, requires disclosure of reserves and related future net revenue estimates based on forecast prices and costs, whereas SEC and FASB standards require that reserves and related future net revenue be estimated using average prices for the previous 12 months. In addition, NI 51-101 permits the presentation of reserves estimates on a “company gross” basis, representing Gran Tierra’s working interest share before deduction of royalties, whereas SEC and FASB standards require the presentation of net reserve estimates after the deduction of royalties and similar payments. There are also differences in the technical reserves estimation standards applicable under NI 51-101 and, pursuant thereto, the COGEH, and those applicable under SEC and FASB requirements.

In addition to being a reporting issuer in certain Canadian jurisdictions, Gran Tierra is a registrant with the SEC and subject to domestic issuer reporting requirements under U.S. federal securities law, including with respect to the disclosure of reserves and other oil and gas information in accordance with U.S. federal securities law and applicable SEC rules and regulations (collectively, "SEC requirements"). Disclosure of such information in accordance with SEC requirements is included in the Company's Annual Report on Form 10-K and in other reports and materials filed with or furnished to the SEC and, as applicable, Canadian securities regulatory authorities. The SEC permits oil and gas companies that are subject to domestic issuer reporting requirements under U.S. federal securities law, in their filings with the SEC, to disclose only estimated proved, probable and possible reserves that meet the SEC's definitions of such terms. Gran Tierra has disclosed estimated proved, probable and possible reserves in its filings with the SEC. In addition, Gran Tierra prepares its financial statements in accordance with United States generally accepted accounting principles, which require that the notes to its annual financial statements include supplementary disclosure in respect of the Company's oil and gas activities, including estimates of its proved oil and gas reserves and a standardized measure of discounted future net cash flows relating to proved oil and gas reserve quantities. This supplementary financial statement disclosure is presented in accordance with FASB requirements, which align with corresponding SEC requirements concerning reserves estimation and reporting.

Investors are urged to consider closely the disclosures and risk factors in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in the other reports and filings with the SEC, available from the Company's offices or website. These reports can also be obtained from the SEC website at www.sec.gov.